UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 30, 2014

CABOT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-5667	04-2271897
(Commission File Number)	(IRS Employer Identification No.)

TWO SEAPORT LANE, SUITE 1300, BOSTON, MASSACHUSETTS	02210-2019
(Address of Principal Executive Offices)	(Zip Code)

(617) 345-0100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

During the Cabot Corporation First Quarter Fiscal 2014 Earnings Call on January 30, 2014, a question was asked by a call participant and answered by Patrick Prevost, President and CEO of Cabot Corporation.

QUESTION FROM KEVIN HOCEVAR, NORTHCOAST ANALYST:

“In terms of carbon black organic volume growth, it looked like it was 10%, 15% when you include NHUMO. What should we think about for the rest of the year? Is that level sustainable or are we going to probably see some growth, but to a lesser extent? How should we think about this for the balance of the year?”

ANSWER PATRICK PREVOST, CABOT CORPORATION PRESIDENT AND CEO:

“I would say that we’re cautious about the growth for the rest of the year. We’ve been pleased with the latest developments. We think there was pent-up demand in terms of the need to re-build tire inventories in the chain in most geographies around the world, but I would say that we are currently looking at perhaps low single-digit growth rates for the rest of the year.”

In order to clarify confusion regarding the answer, the statement noting “low single-digit growth rates for the rest of the year” was referencing expected growth in volumes in future quarters of fiscal 2014 as compared to volumes in the first quarter of fiscal 2014. Accordingly, this was a comment regarding expectations for sequential volume growth from the first quarter of fiscal 2014 and it was not in reference to future year over year volume growth.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this report regarding our expectations for volume growth are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT CORPORATION

By:	/s/ Eduardo E. Cordeiro
Name: Title:	Eduardo E. Cordeiro Executive Vice President and CFO

Date: January 30, 2014